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Exhibit 32.2

        Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), Richard P. Powers, Vice President and Chief Financial Officer of Corgentech Inc., a Delaware corporation (the "Company") hereby certifies that, to the best of his knowledge, as follows:

        The Company's Annual Report on Form 10-K/A for the period ended December 31, 2004, to which this Certification is attached as Exhibit 32.2 (the "Periodic Report") fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

        IN WITNESS WHEREOF, the undersigned has set his hand hereto as of this 24th day of March 2005.

By:	/s/ RICHARD P. POWERS Richard P. Powers Vice President and Chief Financial Officer (Principal Financial Officer)

        A signed original of this written statement required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. §1350), has been provided to Corgentech Inc. and will be ret ained by Corgentech Inc. and furnished to the Securities and Exchange Commission or its staff upon request. This certification accompanies the Form 10-K/A to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of Corgentech Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-K/A), irrespective of any general incorporation language contained in such filing.

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  Exhibit 32.2